EXHIBIT 21.1

                                  Subsidiaries


Name of                        State or Country of    Names Under
Subsidiary                     Incorporation          Which It Does Business
---------------------------    -------------------    --------------------------
1. Worldwide Management, SA    Costa Rica             Worldwide Management
2  First National
     Consulting, Inc.          Belize                 First National Consulting